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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 6, 2007, to this Registration Statement on Form SB-2 and related prospectus of ERF Wireless, Inc. for the registration of shares of its common stock.



/s/LBB & Associates Ltd., LLP
Houston, Texas
August 1, 2007

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BREWER & PRITCHARD                                   Three Riverway, 18th Floor
A PROFESSIONAL CORPORATION                                 Houston, Texas 77056
ATTORNEYS & COUNSELORS                                      Tel: (713) 209-2950
                                                            Fax: (713) 659-5302
                                                          Email: info@BPLaw.com
                                                         Website: www.BPLaw.com


                                 August 1, 2007

Board of Directors
ERF Wireless, Inc.
2911 Southshore Blvd., Suite 100
League City, Texas 77573

         Re:    Registration on Form SB-2

Gentlemen:

         We have acted as counsel to ERF Wireless, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form SB-2 ("Registration Statement") relating to the resale of 10,000,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share, as described in the Registration Statement.

         We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In addition, we have obtained certain representations from the Company's chief executive officer. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

         In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the transaction documents related to the 10,000,000 shares being registered in the Registration Statement, the Articles of Incorporation of the Company, the Bylaws of the Company and resolutions of the Board of Directors of the Company.

         Based solely upon a review of the documents described in paragraph 2 and 3 above, we are of the opinion that of the 10,000,000 shares of common stock issuable upon the conversion and/or exercise of derivative securities and anti-dilution provisions, the resale of which is being registered in the Registration Statement, when issued and delivered by the Company in accordance with the terms of such warrants and notes, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is part of the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                             Very truly yours,




                                             BREWER & PRITCHARD, P.C.